As filed with the Securities and Exchange Commission on May 16, 2017

Registration Statement No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

________________________

BUILD-A-BEAR WORKSHOP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	43-1883836
(State of incorporation)	I.R.S. Employer Identification No.

1954 Innerbelt Business Center Drive
St. Louis, Missouri	63114
(Address of Principal Executive Offices)	(Zip Code)

BUILD-A-BEAR WORKSHOP, INC.

2017 OMNIBUS Incentive Plan

(Full title of the plan)

Eric R. Fencl

Chief Administrative Officer, General Counsel and Secretary

Build-A-Bear Workshop, Inc.

1954 Innerbelt Business Center Dr.

St. Louis, Missouri 63114

(Name and address of agent for service)

(314) 423-8000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, par value $0.01 per share	2,777,623 shares(3)	$10.54	$29,276,147	$3,393.11

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may from time to time be offered or issued in respect of the securities registered by this registration statement as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the common stock, par value $0.01 (the “Common Stock”), of Build-A-Bear Workshop, Inc. on the New York Stock Exchange on May 11, 2017.

(3) Represents (i) 1,000,000 shares of Common Stock reserved for issuance under the Build-A-Bear Workshop, Inc. 2017 Omnibus Incentive Plan (the “2017 Share Reserve”), plus (ii) shares that are subject to awards issued under the Build-A-Bear Workshop, Inc. 2004 Stock Incentive Plan, as amended and restated (the “2004 Plan”), that on or after the effective date of the 2017 Plan cease to be subject to such awards due to the forfeiture, expiration or settlement in cash of such awards. The number of shares of Common Stock registered by this registration statement has been determined for purposes of calculating the amount of the registration fee and reflects the maximum number of shares underlying awards issued pursuant to the 2004 Plan that could be added to the 2017 Share Reserve and issued under the 2017 Plan, subject to adjustment as set forth in the 2017 Plan. However, the actual number of shares to be issued under the 2017 Plan may be significantly less than the reported amount depending on, among other variables, the actual number of recycled 2004 Plan shares.

EXPLANATORY NOTE

At the 2017 Annual Meeting of Stockholders of Build-A-Bear Workshop, Inc. (the “Registrant”) held on May 11, 2017, the Registrant’s stockholders approved and adopted the Build-A-Bear Workshop, Inc. 2017 Omnibus Incentive Plan (the “2017 Plan”), which authorizes the issuance of 1,000,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), plus shares of Common Stock subject to outstanding awards made under the Build-A-Bear Workshop, Inc. 2004 Stock Incentive Plan, as amended and restated (the “2004 Plan”), that on or after the effective date of the 2017 Plan may be forfeited, expire or be settled for cash. By this Registration Statement, the Registrant hereby registers 2,777,623 shares of Common Stock, which reflects the maximum shares of Common Stock underlying awards issued pursuant to the 2004 Plan that could be issued under the 2017 Plan, subject to adjustment as set forth in the 2017 Plan. The actual number of shares to be issued under the 2017 Plan may be significantly less than the maximum amount depending on, among other variables, the actual number of recycled 2004 Plan shares.

PART I

INFORMATION REQUIRED IN THE 10(A) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement and made a part hereof:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and the portions of Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 31, 2017 incorporated by reference into such Annual Report.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above (other than the portions of these documents not deemed to be filed); and

(c) The description of the Registrant's Common Stock, which is contained in the Registration Statement on Form 8-A (File No. 001-32320) filed with the Commission on October 13, 2004.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary in such filing, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise be included in or deemed to be a part of, this Registration Statement.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. The Registrant’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that, to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following: (i) any breach of their duty of loyalty to the Registrant or its stockholders; (ii) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or (iv) any transaction from which they derived an improper personal benefit.

In addition, the Registrant’s Certificate of Incorporation and Amended and Restated Bylaws (the “Bylaws”) provide that the Registrant will, to the fullest extent authorized by the DGCL, indemnify and hold harmless any person who was or is a party, or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, or as the Registrant’s representative in a partnership, joint venture, trust or other entity (an “indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity. The Registrant has also entered into separate indemnification agreements with its directors that require the Registrant, among other things, to indemnify each of them against certain liabilities that may arise by reason of their status or service unless it is determined that he or she did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the Registrant’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The indemnification provided shall be from and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, but, consistent with DGCL, shall only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding the foregoing provisions, in the case of an action or suit by or in the right of the Registrant to procure a judgment in its favor (i) the indemnification provided shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (ii) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Registrant’s Bylaws provide that expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant; provided that the Registrant is not obligated to advance expenses if a determination is made that such officer or director acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Registrant.

The Registrant currently has a directors’ and officers’ liability insurance policy that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances. The Registrant believes that these indemnification and liability provisions are essential to attracting and retaining qualified persons as officers and directors.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on May 16, 2017.

BUILD-A-BEAR WORKSHOP, INC.

By:	/s/ Sharon John
Sharon John
President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Voin Todorovic
Voin Todorovic
Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Sharon John and Voin Todorovic, or either of them singly, his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and re-substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby granting unto said attorneys-in-fact and agents, and either of them singly, full power and authority to do and perform each and every act and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them singly, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Coleman Peterson	Non-Executive Chairman of the Board	May 16, 2017
Coleman Peterson

/s/ Maxine Clark	Director	May 16, 2017
Maxine Clark

/s/ Sharon John	Director	May 16, 2017
Sharon John

/s/ Timothy Kilpin	Director	May 16, 2017
Timothy Kilpin

/s/ Braden Leonard	Director	May 16, 2017
Braden Leonard

/s/ Sarah Personette	Director	May 16, 2017
Sarah Personette

/s/ Michael Shaffer	Director	May 16, 2017
Michael Shaffer

INDEX TO EXHIBITS

Exhibit	Description
3.1	Third Amended and Restated Certificate of Incorporation (incorporated by reference from Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed on November 8, 2004).
3.2	Amended and Restated Bylaws, as amended through February 23, 2016 (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on February 24, 2016).
4.1

Specimen Stock Certificate (incorporated by reference from Exhibit 4.1 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1, filed on October 1, 2004, Registration No. 333-118142).

5.1	Opinion of Armstrong Teasdale LLP.
23.1	Consent of Armstrong Teasdale LLP (incorporated in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.
24.1	Power of Attorney (see Signature Page).
99.1	Build-A-Bear Workshop, Inc. 2017 Omnibus Incentive Plan.